Exhibit (a)(1)(P)

FOR IMMEDIATE RELEASE

AMERICAN INDUSTRIAL PARTNERS ANNOUNCES FINAL EXTENSION OF SEACOR HOLDINGS INC. TENDER OFFER

New York, NY, April 1, 2021. American Industrial Partners and its affiliate Safari Merger Subsidiary, Inc. (“Purchaser”) announced the final extension of its tender offer for shares of SEACOR Holdings Inc. (NYSE: CKH) (“SEACOR”) until 5:00 p.m. Eastern Time on Monday, April 5, 2021, which is the End Date under the Merger Agreement. A minimum of 66 2/3% of the outstanding shares must be tendered and delivered.

Purchaser is ready to close the transaction and, assuming that 66 2/3% of outstanding shares are tendered and delivered, closing and payment for the shares will occur promptly after the expiration.

American Stock Transfer & Trust Company, LLC, the depository for the tender offer, has indicated that, as of 5:00 p.m. on March 31, 2021, a total of approximately 12,358,379 shares, representing approximately 60.1% of the outstanding shares, had been validly tendered. The amount tendered includes approximately 606,308 shares tendered pursuant to guaranteed delivery procedures.

Shareholders who have already tendered their shares do not have to re-tender their shares or take any other action as a result of the extension of the tender offer. Shares tendered by guaranteed delivery do not count toward achieving the 66 2/3% minimum tender condition.

The tender offer is being made pursuant to the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) in the Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the “Tender Offer Statement”) filed by Purchaser and its affiliates with the United States Securities and Exchange Commission on December 18, 2020, as amended.

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About American Industrial Partners

American Industrial Partners is an operationally oriented private equity firm that makes control investments in industrial businesses serving domestic and global markets. The firm has deep roots in the industrial economy and has been active in private equity investing since 1989. To date, American Industrial Partners has completed over 100 transactions and currently has more than $7 billion of assets under management on behalf of leading pension, endowment and financial institutions. For more information on American Industrial Partners, visit www.americanindustrial.com.

Additional Information and Where to Find It

The tender offer described in this communication commenced on December 18, 2020. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of SEACOR. On December 18, 2020, the bidders filed with the United States Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and SEACOR filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9.  SEACOR’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting SEACOR. Free copies of these materials and certain other offering documents will be made available by SEACOR upon request by mail to SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, FL 33316, attention: Investor Relations, or by phone at 1-954-523-2200, or by directing requests for such materials to the information agent for the offer named in the Tender Offer Statement. Copies of the documents filed with the SEC by SEACOR will be available free of charge under the “Investors” section of SEACOR’s internet website at seacorholdings.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, SEACOR files annual, quarterly and current reports, proxy statements and other information with the SEC. SEACOR’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Information Agent Contact

Michael Madalon

D.F. King & Co., Inc.

212-269-5732 / 917-294-9326

mmadalon@dfking.com

Investor Contact

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212-750-5833

Media Contact

Stephen Pettibone / Mike DeGraff

Sard Verbinnen & Co.

SEACOR-SVC@sardverb.com